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                                                              EXHIBIT 99.(a)(5)

FOR IMMEDIATE RELEASE


Contact:         The Herman Group, Inc.
                 800-992-6174
                 Attention: Sherri Herman




                       ACORN HILL PARTNERS EXTENDS OFFER



         NEW YORK, NEW YORK (November 29, 1996) -- ACORN HILL PARTNERS L.L.C. has announced that its offer to purchase outstanding Limited Partnership Depositary Units ("Units") of Aetna Real Estate Associates, L.P. (the "Partnership") for $10 per Unit has been extended and is now scheduled to expire at 12:00 midnight, New York City time, on December 5, 1996. As of the close of business on November 27, 1996, 27,723 Units had been tendered to Acorn Hill Partners and not withdrawn. Additionally, more than 145,600 Units held in brokerage accounts have been tendered to Acorn Hill Partners and are currently being confirmed.

         For additional information, contact The Herman Group, Inc., the Information Agent/Depositary for Offer by Acorn Hill Partners, at 800-992-6174.